Exhibit 10.1

PRIVILEGED & CONFIDENTIAL

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”), dated effective as of March 1st, 2006, is by and between RADIATION THERAPY SERVICES, INC., a Florida corporation, (“Company”), and PATRICIA GONDOLFO (“Executive”).

WHEREAS, the Company is engaged in the business of providing radiation therapy services to cancer patients; and

WHEREAS, the Company wishes to assure itself of the services of the Executive for the period provided in this Agreement and the Executive is willing to serve in the employ of the Company for such period upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties, intending to be legally bound, hereby agree as follows:

1. EMPLOYMENT. The Company hereby agrees to employ the Executive upon the terms and conditions herein contained, and the Executive hereby agrees to accept such employment for the term described below. The Executive agrees to serve as the Company’s Chief Operating Officer during the term of this Agreement. In such capacity, the Executive shall have the authorities, functions, powers, duties and responsibilities that are customarily associated with such position and as the Chief Executive Officer may reasonably assign to her from time to time consistent with such position.

Throughout the term of this Agreement, the Executive shall devote her best efforts and substantially all of her business time and services to the business and affairs of the Company; provided however, that nothing herein shall preclude Executive from (i) serving or continuing to serve as an officer or on the board of directors of entities that do not compete with the Company or (ii) serving or continuing to serve on the boards or advisory committees of medical, charitable or other similar organizations.

2. TERM OF AGREEMENT. Subject to the terms below, the initial five (5) year term of employment under this Agreement shall commence as of the date set forth above (the “Effective Date”). After the expiration of such initial five (5) year employment period, the term of the Executive’s employment hereunder shall automatically be extended without further action by the parties for successive three (3) year renewal terms, provided that if either party gives the other party at least one hundred twenty (120) days advance written notice of her or its intention to not renew this Agreement for an additional term, the Agreement shall terminate upon the expiration of the current term.

3. EXECUTIVE COMPENSATION.

(a) Annual Base Salary. The Executive shall receive an annual base salary during the term of this Agreement at a rate of not less than Three Hundred Ten Thousand Dollars ($310,000), payable in installments consistent with the Company’s normal payroll schedule. The Chief Executive Officer shall review this base salary at annual intervals, and may increase the Executive’s annual base salary as the Compensation Committee deems to be appropriate after recommendation by its Chief Executive Officer.

(b) Bonus. The Executive shall be eligible to receive an annual bonus during the term of this Agreement of One Hundred Fifty Thousand Dollars ($150,000) payable annually based upon the achievement of objectives mutually agreed upon by the Executive and the Chief Executive Officer of the Company. The bonus amount may be increased annually as approved by the Company’s Compensation Committee after recommendation by the Chief Executive Officer.

(c) Restricted Stock Award . Subject to approval by the Chief Executive Officer, the Executive shall receive a restricted stock award of 4,895 shares of Company common stock (the “Restricted Shares”). The Restricted Shares will vest prorata in equal amounts of shares during a five year vesting period commencing one (1) year from the date of the grant. The Restricted Shares shall be deemed to be “earned” at the end of each calendar year during the five year vesting period. If Executive should resign or be terminated for Cause pursuant to paragraph 5(c), all the “unearned” prorata shares of restricted stock relative to the 5 year term shall be deemed forfeited and cancelled, but the “earned” portion shall immediately vest. In the event Company terminates this Agreement for any reason other than for Cause pursuant to paragraph 5(c) any unvested shares of restricted stock shall immediately vest in full. Executive shall be eligible to receive annual grants as the Compensation Committee deems appropriate after recommendation by the Chief Executive Officer.

In the event of a Change in Corporate Control (as defined in Section 6(b) below) during the term of this Agreement and the termination of Executive’s employment by the acquiring entity after the Change in Corporate Control (other than a voluntary termination by Executive ), any unvested shares of restricted stock shall immediately vest in full. This restricted stock award shall be under the Company’s 2004 Stock Incentive Plan and the Company shall maintain the effectiveness of the registration, for resale all of the Restricted Shares granted to Executive pursuant to a Form S-8 (or any successor form) registration statement under the Securities Act. These shares of restricted stock will not be transferable by the Executive until they are vested. Unless the Executive elects to be taxed upon receipt of the restricted stock (by filing a special election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with the Internal Revenue Service within 30 days), the Executive acknowledges that she will be taxed (and subject to income tax withholding) on the value of the restricted stock as the shares vest. The Executive acknowledges that she should consult with her tax advisor regarding the federal, state and local income tax consequences of receiving the grant of restricted stock hereunder. In connection with this award of restricted stock, the Executive represents and warrants to the Company as follows:

(1) The restricted stock acquired by Executive pursuant to this Agreement is acquired for her own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and the restricted stock shall not be disposed of in contravention of the Securities Act or any applicable state securities laws.

(2) Executive is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the restricted stock. Executive is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.

(3) To the extent that any of the securities being purchased by Executive are not subject to an effective registration statement, Executive is able to bear the economic risk of her investment in such restricted stock for an indefinite period of time and understands that such securities cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

(4) Executive has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of restricted stock and has had full access to such other information concerning the Company as Executive has requested.

(d) Vacation. The Executive shall be entitled to six (6) weeks of vacation (or such greater vacation benefits as may be provided in the future by the Compensation Committee after recommendation of the Chief Executive Officer) during each year of employment under this Agreement and any extensions thereof, prorated for partial years.

4. ADDITIONAL COMPENSATION AND BENEFITS. The Executive shall receive the following additional compensation and welfare and fringe benefits:

(a) Participation in Benefit Plans. The Executive shall be eligible to participate in the employee benefit plans and programs maintained by the Company from time to time for its employees generally, and on the same terms and conditions applicable and available to all other senior executives (with the exception of the Radiation Therapy Services, Inc. Performance-Based Bonus Plan, or other bonus arrangements) including without limitation any life, medical, dental, accidental and disability insurance and profit sharing, pension, retirement, savings, stock option, incentive stock and deferred compensation plans, in accordance with the terms and conditions as in effect from time to time. The Company currently maintains a 401(k) pension plan that Executive will be eligible to participate in on the first enrollment date after the first year of employment.

(b) Business Expenses. The Company shall reimburse the Executive for all reasonable expenses she incurs in promoting the Company’s business, including expenses for travel, entertainment of business associates, service and usage charges for business use of cellular phones and similar items, upon presentation by the Executive from time to time of an itemized account of such expenditures.

(c) Signing Bonus. The Company will pay the Executive the sum of Forty Thousand Dollars ($40,000) upon execution of this Agreement as a signing bonus.

5. PAYMENTS UPON TERMINATION

(a) Termination by the Company. If the Executive’s employment is terminated by the Company for any reason during the term of this Agreement, the Executive shall be entitled to receive her base salary accrued through the date of termination, and any nonforfeitable benefits including her prorata share of her annual bonus earned through the date of termination, and any monies already earned and payable to her as of the date of termination under the terms of any deferred compensation, incentive or other benefit plan maintained by the Company, payable in accordance with the terms of the applicable plan.

If the termination is not for death, for Disability as described in paragraph (b), for Cause as described in paragraph (c), or a voluntary termination by the Executive as described in paragraph (d), the Company shall also be obligated to make a series of monthly payments to the Executive for a period of twelve (12) months. Each monthly payment shall be equal to one-twelfth (1/12th) of Executive’s annual base salary for the first year and 1/12 of the Executive’s prior year total cash compensation thereafter.

(b) Disability. The Company shall be entitled to terminate this Agreement, if the Board determines that the Executive has been unable to attend to her duties for at least one hundred and eighty (180) days because of a medically diagnosable physical or mental condition, and has received a written opinion from a physician acceptable to the Board that such condition prevents the Executive from resuming full performance of her duties and is likely to continue for an indefinite period. Upon such termination, the amount Executive shall be entitled to receive from the Company shall be limited to the Executive’s base salary accrued through the date of termination for the first year and the executive’s prior year total cash compensation thereafter, and any non-forfeitable benefits already earned and payable to her under the terms of any deferred compensation, incentive or other benefit plan maintained by the Company payable in accordance with the terms of the applicable plan, and any payments as may be provided under any long-term disability plan or other disability program or insurance policies maintained or provided by the Company.

(c) Termination for Cause. If the Executive’s employment is terminated by the Company for Cause, the amount the Executive shall be entitled to receive from the Company shall be limited to her base salary accrued through the date of termination for the first year and the Executive’s prior year total cash compensation thereafter, and any non-forfeitable benefits already earned and payable to the Executive under the terms of deferred compensation or incentive plans maintained by the Company.

For purposes of this Agreement, the term “Cause” shall be limited to (i) any action by the Executive involving embezzlement, fraud, misappropriation of corporate assets; or (ii) the Executive being convicted of a felony; or (iii) the Executive being convicted of any lesser crime or offense committed in connection with the performance of her duties hereunder or involving fraud.

(d) Voluntary Termination by the Executive. If the Executive resigns or otherwise voluntarily terminates her employment before the end of the current term of this Agreement, the amount the Executive shall be entitled to receive from the Company shall be limited to her base salary accrued through the date of termination for the first year and 1/12 of the Executive’s prior year total cash compensation thereafter, and any nonforfeitable benefits already earned and payable to the Executive under the terms of any deferred compensation or incentive plans of the Company, but the same shall be only payable to Executive if Executive provides seventy-five (75) days written notice to Company of such intended resignation date, unless otherwise mutually agreed .

6. EFFECT OF CHANGE IN CORPORATE CONTROL

(a) In the event the Executive’s employment is terminated by the acquiring entity a Change in Corporate Control while this Agreement is in effect, other than in the event of a voluntary termination by Executive or termination for Cause (as defined above), Executive shall be entitled to receive continued payments of her then base salary for a period of twelve (12) months during the first year of employment, and her prior year total cash compensation thereafter.

(b) For purposes of this Agreement, a “Change in Corporate Control” shall include any of the following events:

(1) The sale in one or more transactions of more than fifty percent (50%) of the Company’s outstanding Common Stock to any corporation, LLC, person, group or other entity;

(2) Any merger or consolidation of the Company into or with another corporation in which the Company is not the surviving entity, or any transfer or sale of substantially all of the assets of the Company or any merger or consolidation of the Company into or with another corporation in which the Company is the surviving entity and, in connection with such merger or consolidation, all or part of the outstanding shares of Common Stock shall be changed into or exchanged for other stock or securities of any other person, or cash, or any other property.

(3) Any instance where Dr Daniel Dosoretz is no longer CEO of the company

7. DEATH. If the Executive dies during the term of this Agreement, the Company shall pay to the Executive’s estate a lump sum payment equal to the sum of the Executive’s base salary accrued through the date of death plus the total unpaid amount of any bonuses earned with respect to the fiscal year of the Company most recently ended. In addition, the death benefits payable by reason of the Executive’s death under any retirement, deferred compensation or other employee benefit plan maintained by the Company shall be paid to the beneficiary designated by the Executive in accordance with the terms of the applicable plan or plans.

8. WITHHOLDING. The Company shall, to the extent permitted by law, have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment.

9. PROTECTION OF CONFIDENTIAL INFORMATION. The Executive agrees that she will keep all confidential and proprietary information of the Company or relating to its business (including, but not limited to, information regarding the Company’s customers, pricing policies, methods of operation, proprietary computer programs and trade secrets) confidential, and that she will not (except with the Company’s prior written consent), while in the employ of the Company or thereafter, disclose any such confidential information to any person, firm, corporation, association or other entity, other than in furtherance of her duties hereunder, and then only to those with a “need to know.” The Executive shall not make use of any such confidential information for her own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Company) under any circumstances during or after the term of her employment. The foregoing shall not apply to any information which is already in the public domain, or is generally disclosed by the Company or is otherwise in the public domain at the time of disclosure.

The Executive recognizes that because her work for the Company will bring her into contact with confidential and proprietary information of the Company, the restrictions of this Section 9 are required for the reasonable protection of the Company and its investments and for the Company’s reliance on and confidence in the Executive.

10. COVENANT NOT TO COMPETE. The Executive hereby agrees that she will not, after an initial one year term of employment, either during the term of the Employment Agreement or during the period of two years from the time this Employment Agreement is terminated or expires for any reason, (i) engage in any business activities on behalf of any enterprise which competes with the Company or one of its managed physician practices in the business of providing or managing radiation therapy or urology services in any county of any state which the Company then operates in, (ii) solicit the Company’s or its managed physician practices, employees or customers or (iii) hire any of the Company’s or managed physician practices employees. (The Executive will be deemed to be engaged in such business activities if she participates in such a business enterprise as an employee, officer, director, consultant, agent, partner, proprietor, or other participant; provided that the ownership of no more than 2 percent of the stock of a publicly traded corporation shall not be deemed to be engaging in business activities.

11. INJUNCTIVE RELIEF. The Executive acknowledges and agrees that it would be difficult to fully compensate the Company for damages resulting from the breach or threatened breach of the covenants set forth in Sections 9 and 10 of this Agreement and accordingly agrees that the Company shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions in any action or proceeding instituted in the United States District Court for the Western District of Florida or in any court in the State of Florida having subject matter jurisdiction. This provision with respect to injunctive relief shall not, however, diminish the Company’s right to claim and recover damages.

It is expressly understood and agreed that although the parties consider the restrictions contained in this Agreement to be reasonable, if a court determines that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction on the activities of the Executive, no such provision of this Agreement shall be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such extent as such court may judicially determine or indicate to be reasonable.

The Executive acknowledges and confirms that (a) the restrictive covenants contained in Sections 9 and 10 hereof are reasonably necessary to protect the legitimate business interests of the Company, and (b) the restrictions contained in Sections 9 and 10 hereof (including without limitation the length of the term of the provisions of Sections 9 and 10 hereof) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that her full, uninhabited and faithful observance of each of the covenants contained in Sections 9 and 10 hereof will not cause her any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair her ability to obtain employment commensurate with her abilities and on terms fully acceptable to her or otherwise to obtain income required for the comfortable support of her and her family and the satisfaction of the needs of her creditors. The Executive acknowledges and confirms that her special knowledge of the business of the Company is such as would cause the Company serious injury or loss if she were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company or its managed physician practices in violation of the terms of Sections 9 and 10 hereof. The Executive further acknowledges that the restrictions contained in Sections 9 and 10 hereof are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.

If the Executive shall be in violation of any provision of Sections 9 and 10, then each time limitation set forth in the applicable section shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in Sections 9 and 10 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

Sections 9, 10 and 11 of this Agreement shall survive the termination or expiration of this Agreement.

12. SEPARABILITY. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

13. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive. The Company may assign this Agreement to any of its subsidiaries or affiliates.

14. ENTIRE AGREEMENT. This Agreement represents the entire agreement of the parties and shall supersede the Prior Agreements and any other previous contracts, arrangements or understandings between the Company and the Executive related to employment. The Agreement may be amended at any time by mutual written agreement of the parties hereto.

15. GOVERNING LAW. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Florida, other than the conflict of laws provisions of such laws.

16. HEADINGS. The headings contained in this Agreement are included for convenience only and no such heading shall in any way alter the meaning of any provision.

17. WAIVER. The failure of either party to insist upon strict adherence to any obligation of this Agreement shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

18. COUNTERPARTS. This Agreement may be executed in two (2) counterparts, each of which shall be considered an original.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed, and the Executive has hereunto set his hand, as of the day and year first above written.

RADIATION THERAPY SERVICES, INC.

By:	/s/ Daniel E. Dosoretz
Name:	Daniel E. Dosoretz
Title:	President – Chief Executive Officer

EXECUTIVE:

/s/ Patricia Gondolfo
Patricia Gondolfo